As filed with the Securities and Exchange Commission on September 15, 2006
Registration no. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MESA AIR GROUP, INC.
Subsidiary Guarantors Listed on the Following Page
(Exact name of registrant as specified in its charter)

Nevada	85-0302351
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(602) 685-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Brian S. Gillman	Copies of Correspondence to:
Vice President and General Counsel	Gregory R. Hall
Mesa Air Group, Inc.	Christopher J. Miner
410 North 44th Street, Suite 100	Squire, Sanders & Dempsey L.L.P.
Phoenix, Arizona 85008	Two Renaissance Square
(602) 685-4000	40 North Central Avenue, Suite 2700
Fax: (602) 685-4352	Phoenix, Arizona 85004
(602) 528-4000
Fax: (602) 253-8129

(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Maximum Offering	Aggregate	Registration
to be Registered	Registered	Price Per Unit(1)	Offering Price(1)	Fee
Common Stock, no par value per share	219,667 shares(2)	$7.43	$1,632,126	$175

(1)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low sales prices for shares of Common Stock of Mesa Air Group, Inc., on September 11, 2006, as reported on the Nasdaq National Market.

(2)	Consists of shares of common stock issuable upon exercise of warrants issued to the selling stockholder pursuant to a private offering under a Warrant Purchase Agreement dated as of February 7, 2002.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
Prospectus
Subject to Completion, dated September 15, 2006
MESA AIR GROUP, INC.
219,667 SHARES OF COMMON STOCK
     The selling stockholder of Mesa Air Group, Inc. listed in this prospectus is offering for sale up to 219,667 shares of our common stock issuable upon the exercise of warrants.
     We expect that sales made pursuant to this prospectus will be made:
•	in broker’s transactions;

•	in block trades on the NASDAQ National Market;

•	in transactions directly with market makers; or

•	in privately negotiated sales or otherwise.
     We will not receive any of the proceeds of sales by the selling stockholder. The selling stockholder will pay the expenses incurred to register the shares for resale and pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of its shares of common stock.
     The selling stockholder will determine when it will sell its shares, and in all cases it will sell its shares at the current market price or at negotiated prices at the time of the sale. Securities laws and SEC regulations may require the selling stockholder to deliver this prospectus to purchasers when it resells its shares of common stock.
     Our common stock is traded on the NASDAQ National Market under the symbol “MESA.” On September 11, 2006, the last sale price of our common stock as reported on the NASDAQ National Market was $7.36 per share.
Consider carefully the risk factors beginning on page 6 of this prospectus before investing.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is _______, 2006.

 i

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the SEC:
Public Reference Room
100 F Street NE
Room 1580
Washington, D.C. 20549
1-800-SEC-0330
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.
     This prospectus is a part of a registration statement on Form S-3 that we are filing with the SEC, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference our:
•	our annual report on Form 10-K for the fiscal year ended September 30, 2005 (as amended by the Form 10-K/A filed with the SEC on August 7, 2006);

•	our proxy statement relating to our 2005 annual meeting of shareholders;

•	our quarterly report on Form 10-Q for the quarters ended December 31, 2005 (as amended by the Form 10-Q/A filed with the SEC on August 9, 2006), March 31, 2006 and June 30, 2006;

•	our current reports on Form 8-K filed with the SEC on January 25, 2006, April 24, 2006, April 27, 2006 (as amended by the Form 8-K/A filed with the SEC on May 1, 2006), May 8, 2006, July 18, 2006 and July 28, 2006; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed on March 16, 1987, including any amendments or reports filed for the purpose of updating such description.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the end of the offering of common stock under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Corporate Secretary
Mesa Air Group, Inc.
410 North 44th Street, Suite 100
Phoenix, Arizona 85008
(602) 685-4000
     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

     Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.
Important Notice About the Information Presented In This Prospectus
     You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. The selling stockholder is not offering to sell, or seeking offers to buy, the shares in any state where offers or sales are not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents we incorporate by reference contain certain forward-looking statements that involve a number of risks and uncertainties. These statements include, without limitation, information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with Federal Aviation Administration regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expenses to our customers; the resolution of litigation in a favorable manner; and certain projected financial obligations. These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions, are forward-looking statements within the meaning of the Safe Harbor provision of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and only reflect management’s expectations and estimates. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:
•	changing business conditions in certain market segments and industries;

•	changes in Mesa’s code-sharing relationships;

•	the inability of US Airways, Delta Air Lines or United Airlines to pay their obligations under the code-share agreements;

•	an increase in competition along the routes Mesa operates or plans to operate as an independent carrier;

•	changes in general economic conditions;

•	changes in fuel prices for aircraft operated independently;

•	changes in regional economic conditions;

•	changes in Mesa’s relationship with employees and the terms of future collective bargaining agreements;

•	the impact of current and future laws;

•	Congressional investigations, and governmental regulations affecting the airline industry and Mesa’s operations;

•	bureaucratic delays;

•	amendments to existing legislation;

•	unfavorable resolution of negotiations with municipalities for the leasing of facilities;

•	the impact of additional terrorist attacks;

•	the impact of consumers unwilling to incur greater costs for flights; and

•	risks associated with the outcome of litigation.
     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.”
     We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents we incorporate by reference might not occur.
     For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Securities Act.
     You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

PROSPECTUS SUMMARY
     This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 6 and the following summary together with the more detailed information regarding our company, our financial statements and the notes to those statements and the other documents incorporated by reference in this prospectus, and the exhibits to the registration statement of which this prospectus is a part.
     References in this prospectus to “Mesa Air,” the “Company,” “we,” “us,” and “our,” refer to Mesa Air Group, Inc. and its subsidiaries, unless otherwise specified.
Mesa Air Group, Inc.
General
     Mesa Air Group, Inc. is a holding company whose principle subsidiaries operate as regional air carriers providing scheduled passenger and airfreight service. As of June 30, 2006, we served 173 cities in 46 states, the District of Columbia, Canada and Mexico and operated a fleet of 185 aircraft with approximately 1,200 daily departures.
     Approximately 99% of our consolidated passenger revenues for the quarter ended June 30, 2006 were derived from operations associated with code-share agreements. Our subsidiaries have code-share agreements with US Airways, United Airlines, Delta Air Lines and Midwest Airlines. Our remaining passenger revenues are derived from our independent operations.
     In the third quarter of fiscal 2006, approximately 97% of our passenger revenue was associated with revenue-guarantee flying. The US Airways (regional jet and Dash-8), United (regional jet and Dash-8), and Delta (regional jet) code-share agreements are revenue-guarantee flying agreements. Under the terms of these flying agreements, the major carrier controls marketing, scheduling, ticketing, pricing and seat inventories. Our role is simply to operate our fleet in the safest and most reliable manner in exchange for fees paid under a generally fixed payment schedule. We receive a guaranteed payment based upon a fixed minimum monthly amount plus amounts related to departures and block hours flown in addition to direct reimbursement of expenses such as fuel, landing fees and insurance. We are also eligible to receive additional compensation based upon our performance under certain of our revenue-guarantee contracts. Among other advantages, revenue-guarantee arrangements reduce our exposure to fluctuations in passenger traffic and fare levels, as well as fuel prices. In the third quarter of fiscal 2006, approximately 98% of our fuel purchases were reimbursed under revenue guarantee code-share agreements.
     In the third quarter of fiscal 2006, approximately 3% of our passenger revenue was associated with pro-rate and independent flying. The US Airways (Beechcraft 1900D turboprop) and Midwest Airlines code-share agreements are pro-rate agreements, for which we received an allocated portion of each passenger’s fare and we pay all of the costs of transporting the passenger.
     In addition to carrying passengers, we carry freight and express packages on our passenger flights and have interline small cargo freight agreements with many other carriers. We also have contracts with the U.S. Postal Service for carriage of mail to the cities we serve and occasionally operate charter flights when our aircraft are not otherwise used for scheduled service.
Raytheon Private Placement
     On February 7, 2002, in connection with an agreement entered into with the selling stockholder, Raytheon Aircraft Company (“Raytheon”), we granted Raytheon various warrants to purchase up to an aggregate 233,068 shares of our common stock at a per share exercise price of $10. Raytheon also paid a purchase price of $1.50 per share to acquire each warrant. The sale of the warrants and the shares underlying the warrants were made pursuant to an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended. As of the date of this prospectus, warrants for 219,667 shares are exercisable. We are registering for resale 219,667 shares of our common stock underlying the warrants that were issued in the private offering to the selling stockholder.
Principal Executive Offices
     We were incorporated in Nevada in 1996, and our principal executive offices are located at 410 North 44th Street, Suite 100, Phoenix, Arizona 85008. Our telephone number is (602) 685-4000. Our website address is www.mesa-air.com. Information on our website does not constitute part of this prospectus.
The Offering

Common Stock offered by the selling stockholder	219,667 shares.

Common Stock currently outstanding as of the date hereof	34,325,492 shares.

Use of Proceeds	We will not receive any of the proceeds of sales of common stock by the selling stockholder. See “Use of Proceeds.”

Risk Factors	You should carefully consider all of the information contained in, and incorporated by reference into, this prospectus, and in particular, you should evaluate the specific risks set forth under “Risk Factors,” beginning on page 6.

Nasdaq National Market Symbol	MESA

RISK FACTORS
     In addition to the other information contained in this prospectus and in the documents incorporated herein by reference, including our consolidated financial statements and the related notes, you should carefully consider the following factors. If any of the following risks actually occurs, our business could be harmed.
Risks Related to Our Business
We are dependent on our agreements with our code-share partners.
     We depend on relationships created by our code-share agreements. We derive a significant portion of our consolidated passenger revenues from our revenue guarantee code-share agreements with US Airways, United Airlines and Delta. Our code-share partners have certain rights to cancel the applicable code-share agreement upon the occurrence of certain events or the giving of appropriate notice, subject to certain conditions. No assurance can be given that one or more of our code-share partners will not serve notice at a later date of their intention to cancel our code-sharing agreement, forcing us to stop selling those routes with the applicable partner’s code and potentially reducing our traffic and revenue.
     Our code-share agreement with US Airways allows US Airways, subject to certain restrictions, to reduce the combined CRJ fleets utilized under the code-share agreement by one aircraft in any six-month period commencing in June 2006 (except during the calendar year 2007 in which 2 CRJ-200 can be eliminated in each six-month period). In addition, beginning in February 2007, US Airways may eliminate the Dash-8 aircraft upon 180 days prior written notice. US Airways has used this provision to reduce the number of aircraft covered by the code-share agreement and there can be no assurance that, commencing in January 2007, they will not continue to further reduce the number of covered aircraft.
     In addition, because a majority of our operating revenues are currently generated under revenue-guarantee code-share agreements, if any one of them is terminated, our operating revenues and net income could be materially adversely affected unless we are able to enter into satisfactory substitute arrangements or, alternatively, fly under our own flight designator code, including obtaining the airport facilities and gates necessary to do so. For the quarter ended June 30, 2006, our US Airways and Pre-Merger US Airways (the current US Airways is a result of a merger between America West and US Airways, Inc. (“Pre-Merger US Airways”)) code-share agreements accounted for 50% of our consolidated passenger revenues, our United code-share agreement accounted for 37% of our consolidated passenger revenues and our Delta code-share agreement accounted for 12% of our consolidated passenger revenues. Any material modification to, or termination of, our code-share agreements with any of these partners could have a material adverse effect on our financial condition, the results of our operations and the price of our common stock. Should US Airways, United or Delta’s revenue-guarantee code-share agreements be terminated, we cannot assure you that we would be able to enter into substitute code-share arrangements, that any such arrangements would be as favorable to us as the current code-share agreements or that we could successfully fly under our own flight designator code.
If our code-share partners or other regional carriers experience events that negatively impact their financial strength or operations, our operations also may be negatively impacted.
     We are directly affected by the financial and operating strength of our code-share partners. Any events that negatively impact the financial strength of our code-share partners or have a long-term effect on the use of our code-

share partners by airline travelers would likely have a material adverse effect on our business, financial condition and results of operations. In the event of a decrease in the financial or operational strength of any of our code-share partners, such partner may seek to reduce, or be unable to make, the payments due to us under their code-share agreement. In addition, they may reduce utilization of our aircraft. Although there are certain monthly guaranteed payment amounts, there are no minimum levels of utilization specified in the code-share agreements.
     Additionally, Pre-Merger US Airways, which accounted for 31% of our consolidated passenger revenue for the fiscal year ended September 30, 2005, filed for bankruptcy protection. On September 16, 2005, the Bankruptcy court entered an order confirming the debtors (US Airways) plan of reorganization, which included the merger between US Airways Group and America West Holding Corporation, the parent company of America West Airlines. US Airways Group now operates under the single brand name of US Airways through two principal operating subsidiaries, US Airways, Inc. and America West Airlines, Inc. As a result of Pre-Merger US Airways’ emergence from bankruptcy and their non-assumption of our revenue-guarantee code-share agreement, we expanded our regional jet revenue-guarantee code-share agreement with United and entered into a new revenue-guarantee code-share agreement with Delta.
     In addition, on September 14, 2005, Delta Air Lines filed for reorganization under Chapter 11 of the US Bankruptcy Code. Delta has not yet assumed our code-share agreement in its bankruptcy proceeding and could choose to terminate this agreement or seek to renegotiate the agreement on terms less favorable to us. If any of our other current or future code-share partners become bankrupt, our code-share agreement with such partner may not be assumed in bankruptcy and would be terminated. This and other such events could have a material adverse effect on our business, financial condition and results of operations. In addition, any negative events that occur to other regional carriers and that affect public perception of such carriers generally could also have a material adverse effect on our business, financial condition and results of operations.
Our code-share partners may expand their direct operation of regional jets thus limiting the expansion of our relationships with them.
     We depend on major airlines like US Airways, United and Delta electing to contract with us instead of purchasing and operating their own regional jets. However, these major airlines possess the resources to acquire and operate their own regional jets instead of entering into contracts with us or other regional carriers. We have no guarantee that in the future our code-share partners will choose to enter into contracts with us instead of purchasing their own regional jets or entering into relationships with competing regional airlines. A decision by US Airways, United or Delta to phase out our contract-based code-share relationships or to enter into similar agreements with competitors could have a material adverse effect on our business, financial condition or results of operations. In addition to Mesa, US Airways, United and Delta have similar code-share agreements with other competing regional airlines.
If we experience a lack of labor availability or strikes, it could result in a decrease of revenues due to the cancellation of flights.
     The operation of our business is significantly dependent on the availability of qualified employees, including, specifically, flight crews, mechanics and avionics specialists. Historically, regional airlines have periodically experienced high pilot turnover as a result of air carriers operating larger aircraft hiring their commercial pilots. Further, the addition of aircraft, especially new aircraft types, can result in pilots upgrading between aircraft types and becoming unavailable for duty during the required extensive training periods. There can be no assurance that we will be able to maintain an adequate supply of qualified personnel or that labor expenses will not increase.
     At June 30, 2006, we had approximately 4,600 employees, a significant number of whom are members of labor unions, including ALPA and the AFA. Our collective bargaining agreement with ALPA becomes amendable in September 2007 and our collective bargaining agreement with the AFA becomes amendable in June 2006. The inability to negotiate acceptable contracts with existing unions as agreements expire or with new unions could result in work stoppages by the affected workers, lost revenues resulting from the cancellation of flights and increased operating costs as a result of higher wages or benefits paid to union members. We cannot predict which, if any, other employee groups may seek union representation or the outcome or the terms of any future collective bargaining agreement and therefore the effect, if any, on our business financial condition and results of operations. If negotiations with unions over collective bargaining agreements prove to be unsuccessful, following specified “cooling off” periods, the unions may initiate a work action, including a strike, which could have a material adverse effect on our business, financial condition and results of operations.
Increases in our labor costs, which constitute a substantial portion of our total operating costs, will cause our earnings to decrease.
     Labor costs constitute a significant percentage of our total operating costs. Under our code-share agreements, our reimbursement rates contemplate labor costs that increase on a set schedule generally tied to an increase in the consumer price index or the actual increase in the contract. We are responsible for our labor costs, and we may not be entitled to receive increased payments under our code-share agreements if our labor costs increase above the assumed costs included in the reimbursement rates. As a result, a significant increase in our labor costs above the levels assumed in our reimbursement rates could result in a material reduction in our earnings.
If new airline regulations are passed or are imposed upon our operations, we may incur increased operating costs and experience a decrease in earnings.
     Laws and regulations, such as those described below, have been proposed from time to time that could significantly increase the cost of our operations by imposing additional requirements or restrictions on our operations. We cannot predict what laws and regulations will be adopted or what changes to air transportation agreements will be effected, if any, or how they will affect us, and there can be no assurance that laws or regulations currently proposed or enacted in the future will not increase our operating expenses and therefore adversely affect our financial condition and results of operations.
     As an interstate air carrier, we are subject to the economic jurisdiction, regulation and continuing air carrier fitness requirements of the DOT, which include required levels of financial, managerial and regulatory fitness. The DOT is authorized to establish consumer protection regulations to prevent unfair methods of competition and deceptive practices, to prohibit certain pricing practices, to inspect a carrier’s books, properties and records, to mandate conditions of carriage and to suspend an air carrier’s fitness to operate. The DOT also has the power to bring proceedings for the enforcement of air carrier economic regulations, including the assessment of civil penalties, and to seek criminal sanctions.
     We are also subject to the jurisdiction of the FAA with respect to our aircraft maintenance and operations, including equipment, ground facilities, dispatch, communication, training, weather observation, flight personnel and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires airlines to obtain an operating certificate, which is subject to suspension or revocation for cause, and provides for regular inspections.
     We incur substantial costs in maintaining our current certifications and otherwise complying with the laws, rules and regulations to which we are subject. We cannot predict whether we will be able to comply with all present and future laws, rules, regulations and certification requirements or that the cost of continued compliance will not significantly increase our costs of doing business.
     The FAA has the authority to issue mandatory orders relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future. A decision by the FAA to ground, or require time-consuming inspections of, or maintenance on, all or any of our turboprops or regional jets, for any reason, could negatively impact our results of operations.
     In addition to state and federal regulation, airports and municipalities enact rules and regulations that affect our operations. From time to time, various airports throughout the country have considered limiting the use of smaller aircraft, such as Embraer or Canadair regional jets, at such airports. The imposition of any limits on the use of our regional jets at any airport at which we operate could interfere with our obligations under our code-share agreements and severely interrupt our business operations.

If additional security and safety measures regulations are adopted, we may incur increased operating costs and experience a decrease in earnings.
     Congress has adopted increased safety and security measures designed to increase airline passenger security and protect against terrorist acts. Such measures have resulted in additional operating costs to the airline industry. The Aviation Safety Commission’s report recommends the adoption of further measures aimed at improving the safety and security of air travel. We cannot forecast what additional security and safety requirements may be imposed on our operations in the future or the costs or revenue impact that would be associated with complying with such requirements, although such costs and revenue impact could be significant. To the extent that the costs of complying with any additional safety and security measures are not reimbursed by our code-share partners, our operating results and net income could be adversely affected.
If our operating costs increase as our aircraft fleet ages and we are unable to pass along such costs, our earnings will decrease.
     As our fleet of aircraft age, the cost of maintaining such aircraft, if not replaced, will likely increase. There can be no assurance that costs of maintenance, including costs to comply with aging aircraft requirements, will not materially increase in the future. Any material increase in such costs could have a material adverse effect on our business, financial condition and results of operations.
     Because many aircraft components are required to be replaced after specified numbers of flight hours or take-off and landing cycles, and because new aviation technology may be required to be retrofitted, the cost to maintain aging aircraft will generally exceed the cost to maintain newer aircraft. We believe that the cost to maintain our aircraft in the long-term will be consistent with industry experience for these aircraft types and ages used by comparable airlines.
     We believe that our aircraft are mechanically reliable based on the percentage of scheduled flights completed and as of June 30, 2006 the average age of our regional jet fleet is 4.0 years. However, there can be no assurance that such aircraft will continue to be sufficiently reliable over longer periods of time. Furthermore, any public perception that our aircraft are less than completely reliable could have a material adverse effect on our business, financial condition and results of operations.
Our fleet expansion program has required a significant increase in our leverage.
     The airline business is very capital intensive and, as a result, many airline companies are highly leveraged. For the quarter ended June 30, 2006, our debt service payments, including principal and interest, totaled $16.7 million and our aircraft lease payments totaled $42.1 million. We have significant lease obligations with respect to our aircraft and ground facilities, which aggregated approximately $2.3 billion at June 30, 2006. As of June 30, 2006, we had permanently financed all but three CRJ-900 aircraft delivered under the 2001 BRAD agreement. We may utilize interim financing provided by the manufacturer and have the ability to fund up to 15 aircraft at any one time under this facility. There are no assurances that we will be able to obtain permanent financing for future aircraft deliveries.
     There can be no assurance that our operations will generate sufficient cash flow to make such payments or that we will be able to obtain financing to acquire the additional aircraft necessary for our expansion. If we default under our loan or lease agreements, the lender/lessor has available extensive remedies, including, without limitation, repossession of the respective aircraft and, in the case of large creditors, the effective ability to exert control over how we allocate a significant portion of our revenues. Even if we are able to timely service our debt, the size of our long-term debt and lease obligations could negatively affect our financial condition, results of operations and the price of our common stock in many ways, including:
•	increasing the cost, or limiting the availability of, additional financing for working capital, acquisitions or other purposes;

•	limiting the ways in which we can use our cash flow, much of which may have to be used to satisfy debt and lease obligations; and

•	adversely affecting our ability to respond to changing business or economic conditions or continue our growth strategy.
Reduced utilization levels of our aircraft under the revenue-guarantee agreements would adversely impact our revenues and earnings.
     Even though our revenue-guarantee agreements require a fixed amount per month to compensate us for our fixed costs, if our aircraft are underutilized (including taking into account the stage length and frequency of our scheduled flights) we will lose the opportunity to receive a margin on the variable costs of flights that would have been flown if our aircraft were more fully utilized.
If we incur problems with any of our third-party service providers, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.
     Our reliance upon others to provide essential services on behalf of our operations may result in the relative inability to control the efficiency and timeliness of contract services. We have entered into agreements with contractors to provide various facilities and services required for our operations, including aircraft maintenance, ground facilities, baggage handling and personnel training. It is likely that similar agreements will be entered into in any new markets we decide to serve. All of these agreements are subject to termination after notice. Any material problems with the efficiency and timeliness of contract services could have a material adverse effect on our business, financial condition and results of operations.
We are at risk of loss and adverse publicity stemming from any accident involving any of our aircraft.
     If one of our aircraft were to crash or be involved in an accident, we could be exposed to significant tort liability.
     There can be no assurance that the insurance we carry to cover damages arising from any future accidents will be adequate. Accidents could also result in unforeseen mechanical and maintenance costs. In addition, any accident involving an aircraft that we operate could create a public perception that our aircraft are not safe, which could result in air travelers being reluctant to fly on our aircraft. To the extent a decrease in air travelers is associated with our operations not covered by our code-share agreements, such a decrease could have a material adverse affect on our business, financial condition or results of operations.
If we become involved in any material litigation or any existing litigation is concluded in a manner adverse to us, our earnings may decline.
     We are, from time to time, subject to various legal proceedings and claims, either asserted or unasserted. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management’s attention and resources. There can be no assurance regarding the outcome of current or future litigation.
     In February 2006, Hawaiian Airlines, Inc. (“Hawaiian”) filed a complaint against us in the United States Bankruptcy Court for the District of Hawaii (the “Bankruptcy Court) alleging that we breached the terms of a Confidentiality Agreement entered into in April 2004 with the Trustee in Hawaiian’s bankruptcy proceedings. Hawaiian’s complaint alleges, among other things, that we breached the Confidentiality Agreement by (a) using the evaluation material to obtain a competitive advantage over Hawaiian, through the development and implementation of a business plan to compete with Hawaiian in the inter-island market, and (b) failing to return or destroy any evaluation materials after being notified by Hawaiian on or about May 12, 2004 that Mesa had not been selected as a potential investor for a transaction with Hawaiian. Hawaiian, in its complaint, seeks unspecified damages, requests that Mesa turn over to Hawaiian any evaluation material in our possession, custody or control (the “Turnover Claim”), and an injunction preventing us from providing inter-island transportation services in the State of Hawaii for a period of two years from the date of such injunctive relief.
     Mesa vigorously denies Hawaiian’s allegations and requests for relief contained in its complaint. In addition to answering Hawaiian’s complaint, we filed a counterclaim containing three counts against Hawaiian. The Bankruptcy Court dismissed two of these counts, but Mesa’s primary allegation that Hawaiian’s lawsuit against Mesa is itself an anticompetitive act in violation of the Sherman Anti-trust Act remains. Although the United States District Court for the District of Hawaii (the “District Court”) denied our initial efforts to immediately withdraw the entire lawsuit from the Bankruptcy Court to the District Court, the District Court indicated that it may later withdraw the lawsuit or Mesa’s counterclaim prior to a trial. A trial is scheduled for April 2, 2007.
     In May 2006, we filed a motion to dismiss the Turnover Claim contained in Hawaiian’s complaint. The Bankruptcy Court denied our motion to dismiss the Turnover Claim. Mesa does not believe that this denial has a material impact on our position in the lawsuit.
     In June 2006, Hawaiian requested a preliminary injunction to prevent us from issuing new airline tickets for the Hawaiian inter-island market for a period of one year. In this request, Hawaiian alleges that initial discovery conducted reveals that Mesa breached the Confidentiality Agreement. Mesa denies these allegations and intends to vigorously defend against Hawaiian’s request for a preliminary injunction. If Hawaiian is successful in obtaining a preliminary injunction, however, our inter-island operations in Hawaii will effectively cease for one year. A hearing in this regard is scheduled for September 15, 2006.
     In the event a preliminary injunction is issued in favor of Hawaiian, we believe the cessation and winding down of its operations in Hawaii could have an adverse impact on its financial condition or results of operations for a period of approximately six months following such event. The litigation and claims noted above are subject to inherent uncertainties and our view of such matters may change in the future.
Our business would be harmed if we lose the services of our key personnel.
     Our success depends to a large extent on the continued service of our executive management team. We have employment agreements with certain executive officers, but it is possible that members of executive management may leave us. Departures by our executive officers could have a negative impact on our business, as we may not be able to find suitable management personnel to replace departing executives on a timely basis. We do not maintain key-man life insurance on any of our executive officers.
We may experience difficulty finding, training and retaining employees.
     Our business is labor intensive, we require large numbers of pilots, flight attendants, maintenance technicians and other personnel. The airline industry has from time to time experienced a shortage of qualified personnel, specifically pilots and maintenance technicians. In addition, as is common with most of our competitors, we have faced considerable turnover of our employees. Although our employee turnover has decreased significantly since September 11, 2001, our pilots, flight attendants and maintenance technicians often leave to work for larger airlines, which generally offer higher salaries and better benefit programs than regional airlines are financially able to offer. Should the turnover of employees, particularly pilots and maintenance technicians, sharply increase, the result will be significantly higher training costs than otherwise would be necessary. We cannot assure you that we will be able to recruit, train and retain the qualified employees that we need to carry out our expansion plans or replace departing employees. If we are unable to hire and retain qualified employees at a reasonable cost, we may be unable to complete our expansion plans, which could have a material adverse effect our financial condition, results of operations and the price of our common stock.
We may be unable to profitably operate our Hawaiian airline service, which could negatively impact our business and operations.
     In June 2006, we launched our independent inter-island Hawaiian airline operation named go! Providing service in Hawaii will require ongoing investment of working capital by Mesa and significant management attention and focus.
     Further, in light of the costs and risks associated with operating an independent low fare regional jet airline, we may be unable to operate the Hawaiian airline profitably, which would negatively impact our business, financial condition and results of operations.

     In addition, our results under our revenue-guarantee contracts offer no meaningful guidance with respect to our future performance in running an independent airline because we have not previously operated as an independent regional jet carrier in Hawaii. We are operating under a new brand that will initially have limited market recognition. Future performance will depend on a number of factors, including our ability to:
•	establish a brand that is attractive to our target customers;

•	maintain adequate controls over our expenses;

•	monitor and manage operational and financial risks;

•	secure favorable terms with airports, suppliers and other contractors;

•	maintain the safety and security of our operations;

•	attract, retain and motivate qualified personnel; and

•	react to responses from competitors who are more established in the Hawaiian markets.
Risks Related to Our Industry
If competition in the airline industry increases, we may experience a decline in revenue.
     Increased competition in the airline industry as well as competitive pressure on our code-share partners or in our markets could have a material adverse effect on our business, financial condition and results of operation. The airline industry is highly competitive. The earnings of many of the airlines have historically been volatile. The airline industry is susceptible to price discounting, which involves the offering of discount or promotional fares to passengers. Any such fares offered by one airline are normally matched by competing airlines, which may result in lower revenue per passenger, i.e., lower yields, without a corresponding increase in traffic levels. Also, in recent years several new carriers have entered the industry, typically with low cost structures. In some cases, new entrants have initiated or triggered price discounting. The entry of additional new major or regional carriers in any of our markets, as well as increased competition from or the introduction of new services by established carriers, could negatively impact our financial condition and results of operations.
     Our reliance on our code-share agreements with our major airline partners for the majority of our revenue means that we must rely on the ability of our code-share partners to adequately promote their respective services and to maintain their respective market share. Competitive pressures by low-fare carriers and price discounting among major airlines could have a material adverse effect on our code-share partners and therefore adversely affect our business, financial condition and results of operations.
     The results of operations in the air travel business historically fluctuate in response to general economic conditions. The airline industry is sensitive to changes in economic conditions that affect business and leisure travel and is highly susceptible to unforeseen events, such as political instability, regional hostilities, economic recession, fuel price increases, inflation, adverse weather conditions or other adverse occurrences that result in a decline in air travel. Any event that results in decreased travel or increased competition among airlines could have a material adverse effect on our business, financial condition and results of operations.
     In addition to traditional competition among airlines, the industry faces competition from ground and sea transportation alternatives. Video teleconferencing and other methods of electronic communication may add a new dimension of competition to the industry as business travelers seek lower-cost substitutes for air travel.
The airline industry is heavily regulated.
     Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, the FAA has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required us to make significant expenditures. FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne wind shear avoidance systems, noise abatement, commuter aircraft safety and increased inspection and maintenance procedures to be conducted on older aircraft.
     We incur substantial costs in maintaining our current certifications and otherwise complying with the laws, rules and regulations to which we are subject. We cannot predict whether we will be able to comply with all present and future laws, rules, regulations and certification requirements or that the cost of continued compliance will not significantly increase our costs of doing business, to the extent such costs are not reimbursed by our code-share partners.
     The FAA has the authority to issue mandatory orders relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, all or any of our aircraft, for any reason, could negatively impact our results of operations.
     In addition to state and federal regulation, airports and municipalities enact rules and regulations that affect our operations. From time to time, various airports throughout the country have considered limiting the use of smaller aircraft at such airports. The imposition of any limits on the use of our aircraft at any airport at which we operate could interfere with our obligations under our code-share agreements and severely interrupt our business operations.
     Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. If adopted, these measures could have had the effect of raising ticket prices, reducing revenue and increasing costs. In addition, as a result of the terrorist attacks in New York and Washington, D.C. in September 2001, the FAA has imposed more stringent security procedures on airlines and imposed security taxes on each ticket sold. We cannot predict what other new regulations may be imposed on airlines and we cannot assure you that laws or regulations enacted in the future will not materially adversely affect our financial condition, results of operations and the price of our common stock.
The airline industry has been subject to a number of strikes which could affect our business.
     The airline industry has been negatively impacted by a number of labor strikes. Any new collective bargaining agreement entered into by other regional carriers may result in higher industry wages and add increased pressure on us to increase the wages and benefits of our employees. Furthermore, since each of our code-share partners is a significant source of revenue, any labor disruption or labor strike by the employees of any one of our code-share partners could have a material adverse effect on our financial condition, results of operations and the price of our common stock.
Risks Related to Our Common Stock
Provisions in our charter documents might deter acquisition bids for us.
     Our articles of incorporation and bylaws contain provisions that, among other things:
•	authorize our board of directors to issue preferred stock ranking senior to our common stock without any action on the part of the shareholders;

•	establish advance notice procedures for shareholder proposals, including nominations of directors, to be considered at shareholders’ meetings;

•	authorize a majority of our board of directors, in certain circumstances, to fill vacancies on the board resulting from an increase in the authorized number of directors or from vacancies;

•	restrict the ability of shareholders to modify the number of authorized directors; and

•	restrict the ability of stockholders to call special meetings of shareholders.
     In addition, Section 78.438 of the Nevada general corporation law prohibits us from entering into some business combinations with interested stockholders without the approval of our board of directors. These provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.
Our stock price may continue to be volatile and could decline substantially.
     The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline following this prospectus, including:
•	our operating results failing to meet the expectations of securities analysts or investors in any quarter;

•	downward revisions in securities analysts’ estimates;

•	material announcements by us or our competitors;

•	public sales of a substantial number of shares of our common stock following this prospectus;

•	governmental regulatory action; or

•	adverse changes in general market conditions or economic trends.

USE OF PROCEEDS
     This prospectus relates to the resale of shares of our common stock being offered and sold by the selling stockholder named in this prospectus. We will not receive any proceeds from the sale of common stock by the selling stockholder, but will receive the exercise price of the warrants that the selling stockholder must pay to obtain the shares being registered. The exercise price relating to the warrants relating to the shares being registered herein is $10 per share, or an aggregate amount of $2,196,670. We plan to use the proceeds from the exercise of the warrants for general corporate purposes and to fund obligations with respect to future regional jet deliveries.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 75,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share.
Common Stock
     This prospectus, and the registration statement of which it is a part, registers 219,667 shares of common stock issuable upon exercise of warrants issued to the selling stockholder.
     The warrants are subject to specified anti-dilution provisions set forth in the Warrant Purchase Agreement attached as an exhibit to the registration statement of which this prospectus is a part.
     As of September 11, 2006, there were 34,325,492 shares of common stock outstanding and held of record by 1,044 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting for the election of directors is not permitted subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably those dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, our dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable. Our common stock is listed on the Nasdaq National Market under the symbol “MESA.”
Preferred Stock
     There are no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock, no par value per share, in one or more series and to fix the powers, preferences, privileges, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change of control in us. We have no present plan to issue any shares of preferred stock.
Anti-Takeover Provisions of Nevada Law
     We are subject to the provisions of the Nevada private corporation law, which are anti-takeover provisions. In general, the provisions of Sections 78.411-444 prohibit a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Limitations on Liability and Indemnification of Officers and Directors
     Our articles of incorporation provide that, to the fullest extent permitted by Nevada law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duties. The provision effectively eliminates our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches from grossly negligent conduct. This provision does not, however, exonerate directors from liability under federal securities laws or for (1) breach of a director’s duty of loyalty to us or to our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit. Our bylaws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law. We also have entered into separate indemnification agreements with each of our directors and executive officers that impose contractual indemnification obligations on us with respect to specified claims made against such officers and directors.
Transfer Agent and Registrar
     Computershare Trust Company is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDER
     The following table sets forth information as of September 12, 2006, with respect to the selling stockholder and the principal amounts of common stock beneficially owned by the selling stockholder that may be offered under this prospectus. This information is based on information provided by the selling stockholder pursuant to a questionnaire setting forth the information specified below. The selling stockholder, including its transferees, pledgees, donees and successors (collectively, the “selling stockholder”), may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the common stock held by that selling stockholder.
     The selling stockholder may offer all, some or none of the common stock. Based upon information provided to us by the selling stockholder, no selling stockholder beneficially owns one percent or more of our common stock, assuming exercise of the warrants. The selling stockholder has not held any position or office or has had any material relationship with us within the past three years, except as indicated below under the caption “—Relationship with Selling Stockholder.”
     Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus.

Common Stock
	Common Stock Beneficially Owned				Beneficially Owned
	Before				After Completion of
	the Offering				Offering(2)
Shares of Common
		Number of Shares		Stock Being
		Issuable Upon		Registered for
	Number of	Exercise of		Resale in this	Number of
Name	Shares(1)	Warrants	Percentage	Offering	Shares	Percentage
Raytheon Aircraft Company	None	219,667	*	219,667	—	—

*	Less than 1%

(1)	Figures in this column do not include the shares of common stock issuable upon exercise of the warrants listed in the column to the right.

(2)	Assumes that all of the common stock into which the warrants are exercisable are sold.
Relationship with Selling Stockholder
     In February 2002, we, along with our subsidiary, Mesa Airlines, Inc. (“MAI”), reached an agreement with Raytheon and its affiliate Raytheon Aircraft Credit Corporation (“RACC”) to reduce the operating costs of MAI’s Beechcraft 1900D fleet financed by RACC. In consideration for RACC’s financial accommodations under that agreement, we granted Raytheon an option to purchase up to 233,068 warrants over a three-year period pursuant to a warrant purchase agreement. Each warrant entitles the holder to purchase one share of common stock. Pursuant to the warrant purchase agreement, Raytheon has the right to cause us to register shares of common stock under the Securities Act. Under the terms of the warrant purchase agreement, Raytheon has the right so long as it holds any warrants or warrant shares, to require us to file a registration statement under the Securities Act covering all of the warrant shares held by it and to request that such registration remain effective until October 15, 2006. In addition, the warrant purchase agreement provides for “piggyback” registration rights with respect to the warrant shares whenever we file a registration statement on a registration form that can be used to register the warrant shares held by Raytheon. Raytheon must pay its pro rata share of the registration expenses and reasonable maintenance cost incurred in connection with these registrations. As of the date hereof, warrants for 219,667 shares are currently exercisable. We are registering for resale 219,667 shares of our common stock underlying the warrants that were issued in the private offering to Raytheon.
     As of the date hereof, MAI owns 34 Beechcraft 1900D Airliner Aircraft which were purchased from Raytheon and financed by RACC. The aggregate outstanding principal amount of MAI’s financing obligations owing to RACC as of July 31, 2006 is $80,508,464. MAI also purchases (a) spare parts from Raytheon Aircraft Parts Inventory & Distribution Company LLC, which company is owned by Raytheon, and (b) aircraft-related services from Raytheon Aircraft Services, Inc., which company is an affiliate of Raytheon.

PLAN OF DISTRIBUTION
     The common stock is being registered to permit resale of these securities by the selling stockholder from time to time after the date of this prospectus. The selling stockholder has agreed, among other things, to bear the expenses incurred in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds from the offering of the common stock by the selling stockholder but will receive the exercise price of the warrants that the selling stockholder must pay to obtain the shares being registered. The exercise price relating to the warrants relating to the shares being registered herein is $10 per share, or an aggregate amount of $2,196,670.
     The selling stockholder and its successors, including its transferees, pledgees or donees or its successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. We expect that sales made pursuant to this prospectus will be made:
•	in broker’s transactions;

•	in block trades on the NASDAQ National Market;

•	in transactions directly with market makers; or

•	in privately negotiated sales or otherwise.
     Our common stock is listed for trading on the Nasdaq National Market under the symbol “Mesa.”
     In connection with distributions of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell common stock short and redeliver the common stock to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholder may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.
     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
     Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling stockholder. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.
     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholder.

     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling stockholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling stockholder.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by Squire, Sanders & Dempsey L.L.P., 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004.
EXPERTS
     The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended September 30, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs referring to our significant code-share agreements and the restatement discussed in Note 22 of the consolidated financial statements, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, as revised for the effect of the material weakness described in Management’s Report on Internal Control Over Financial Reporting, and (3)  express an adverse opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Mesa Air Group, Inc.
219,667 Shares of Common Stock

PROSPECTUS

September     , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth all expenses payable by us in connection with the offering of the common stock being registered, other than discounts and commissions. The selling stockholder will pay these expenses.

Registration Fee	$215

Legal Fees and Expenses	$25,000

Accounting Fees and Expenses	$15,000

Total	$40,215
Item 15. Indemnification of Officers and Directors
     The Nevada General Corporation Law provides for indemnification of directors, officers, employees and agents, subject to certain limitations (Section 78.7502 Nevada General Corporation Law (“NGCL”)). Article Eighth of our Certificate of Incorporation provides that we may indemnify all persons whom it has the power to indemnify under Section 78.7502 of the NGCL, whether civil, criminal, administrative or investigative (including an action by or in the right of Mesa, by reason of the fact that he is or was serving as our director or officer (or is or was serving at our request in a similar capacity with another entity), shall be indemnified and held harmless by us to the fullest extent authorized by the NGCL. The right of indemnification includes the right to be paid by the Company the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition. If required by us, however, such advancement of expenses shall be made only upon delivery of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.
     As permitted by Section 78.747 of the NGCL, the Company’s Certificate of Incorporation contains provisions eliminating a director’s personal liability for monetary damages to us and our stockholders arising from a breach of a director’s fiduciary duty except for liability under Section 78.747 of the NGCL or liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for the authorization of the unlawful payment of a dividend or other distribution on the Company’s capital stock, or the unlawful purchase of its capital stock.
Item 16. Exhibits
     The following exhibits are filed herewith or incorporated by reference:

Exhibit
No.	Description of Exhibit
4.2	Form of Warrants issued by the registrant to Raytheon Aircraft Company. (*)

4.3	Specimen Common Stock Certificate.(1)

5	Opinion of Squire, Sanders & Dempsey L.L.P.(*)

10.1	Warrant Purchase Agreement, dated as of February 7, 2002, between the registrant and Raytheon Aircraft Company.(*)

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1).(*)

2

Exhibit
No.	Description of Exhibit
23.2	Consent of Deloitte & Touche, LLP.*

24	Power of Attorney (see signature page in Part II of Registration Statement).

*	Filed herewith.

(1)	Incorporated by reference to Mesa Air’s Amendment No. 1 to Form S-18, Registration No. 33-11765 filed on March 6, 1987.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(e) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement

3

shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 15, 2006.

MESA AIR GROUP, INC.

By:	/s/ Jonathan G. Ornstein
Name:	Jonathan G. Ornstein
Title:	President and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jonathan G. Ornstein, Brian S. Gillman and George Murnane III, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-3 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments to the registration statement and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

5

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan G. Ornstein Jonathan G. Ornstein	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 15, 2006

/s/ George Murnane III George Murnane III	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 15, 2006

/s/ Daniel J. Altobello Daniel J. Altobello	Director	September 15, 2006

/s/ Ronald R. Fogleman Ronald R. Fogleman	Director	September 15, 2006

/s/ Joseph L. Manson Joseph L. Manson	Director	September 15, 2006

/s/ Maurice A. Parker Maurice A. Parker	Director	September 15, 2006

/s/ Peter F. Nostrand Peter F. Nostrand	Director	September 15, 2006

/s/ Robert Beleson Robert Beleson	Director	September 15, 2006

/s/ Carlos E. Bonilla Carlos E. Bonilla	Director	September 15, 2006

/s/ Richard R. Thayer Richard R. Thayer	Director	September 15, 2006

6

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit
4.2	Form of Warrants issued by the registrant to Raytheon Aircraft Company. (*)

4.3	Specimen Common Stock Certificate.(1)

5	Opinion of Squire, Sanders & Dempsey L.L.P.(*)

10.1	Warrant Purchase Agreement, dated as of February 7, 2002, between the registrant and Raytheon Aircraft Company.(*)

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1).(*)

23.2	Consent of Deloitte & Touche, LLP.*

24	Power of Attorney (see signature page in Part II of Registration Statement).

*	Filed herewith.

(1)	Incorporated by reference to Mesa Air’s Amendment No. 1 to Form S-18, Registration No. 33-11765 filed on March 6, 1987.

7